Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications and Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro Announces Fourth Quarter and Full-Year 2022 Financial Results

and Provides First Quarter and Complete Full-Year 2023 Guidance

REDWOOD CITY, California – February 16, 2023 – Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today announced its fourth quarter and full-year 2022 financial results. The company also provided first quarter and complete full-year 2023 guidance.

Recent Business Highlights and Guidance

•
Fourth Quarter 2022 Worldwide Revenue of $113.8 Million Grew 11% As Reported and 12% Constant Currency Compared to Fourth Quarter 2021
•
Painful Diabetic Neuropathy (PDN) Indication Sales of Approximately $17.3 Million Grew 329% Compared to Fourth Quarter 2021, Bringing First Full Year of PDN Indication Sales to Approximately $48.0 Million
•
Fourth Quarter 2022 U.S. Trial Procedures Increased 9% Compared to Fourth Quarter 2021, while U.S. PDN Trial Procedures Grew to 20% of Total U.S. Trials in the Quarter
•
Fourth Quarter 2022 Net Loss from Operations of $19.4 Million; Fourth Quarter 2022 Non-GAAP Adjusted EBITDA Loss of $1.4 Million, Which Includes $2.0 Million Write-Off of a Portion of Legacy Product Inventory in Anticipation of HFX iQ™ Launch
•
Over 100,000 Patients Globally Now Treated with HFX 10 kHz Therapy™
•
Initiated Limited Launch of HFX iQ Spinal Cord Stimulation (SCS) System, the First Powered by Artificial Intelligence and the Only SCS System that Gets Smarter Over Time by Learning from Patient Responses*
•
Provides First Quarter 2023 Revenue Guidance of $94 Million to $96 Million Representing 9% to 11% Constant Currency Growth; Reiterates Full-Year 2023 Revenue Guidance of $445 Million to $455 Million, or 10% to 13% Constant Currency Growth Over 2022; Full-Year 2023 Guidance Includes PDN Indication Sales of Approximately $75 Million to $85 Million, or 56% to 77% Growth Over 2022
•
Provides First Quarter of 2023 Non-GAAP Adjusted EBITDA Guidance of Negative $19 Million to Negative $20 Million and Full-Year 2023 Non-GAAP Adjusted EBITDA Guidance of Negative $5 Million to Negative $10 Million

Fourth Quarter 2022 Financial Overview

Worldwide revenue for the fourth quarter of 2022 was $113.8 million, an increase of 11% as reported and 12% on a constant currency basis, compared to $102.8 million in the fourth quarter of 2021. PDN indication sales represented approximately $17.3 million and 16% of worldwide permanent implant procedures in the fourth quarter of 2022.

U.S. revenue in the fourth quarter of 2022 was $99.8 million, reflecting growth of 13% over $88.4 million in the fourth quarter of 2021. U.S. permanent implant procedures increased 13% compared to fourth quarter of 2021, while U.S. trial procedures increased 9% compared to fourth quarter of 2021. U.S. PDN trial procedures represented approximately 20% of total U.S. trial volume and increased 197% compared to fourth quarter of 2021.

Page | 1

International revenue in the fourth quarter of 2022 was $14.1 million, a decrease of 2% as reported or an increase of 9% on a constant currency basis, compared to $14.3 million in the fourth quarter of 2021.

“We were really encouraged by the progress in our business in the fourth quarter, as evidenced by the steady pick-up in trial activity that continued to improve from last quarter, as well as the ongoing improvement in permanent implant volumes,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “Our PDN progress with referring clinicians, payers and clinical societies exceeded our expectations in the first full year of approval, and we are looking forward to continuing to develop this exciting growth platform this year. The limited launch of our new HFX iQ system has been very well received, and as a result, we look forward to leading the way with the first big data-backed, AI-powered SCS system that gets smarter over time, learning from patient responses to deliver personalized relief to patients. I’m very pleased with the building blocks that are now in place for attractive growth and leverage going forward, and we believe the challenges to our market will gradually but steadily continue to improve throughout 2023 and beyond.”

Gross profit for the fourth quarter of 2022 was $75.2 million, compared to $69.1 million in the fourth quarter of 2021. Gross margin was 66.1% in the fourth quarter of 2022, compared to 67.3% in the fourth quarter of 2021. “The limited market release of the HFX iQ system continues to progress well, and the company anticipates a full market launch very soon with a meaningful shift in mix to the HFX iQ product throughout 2023,” added Rod MacLeod, Chief Financial Officer. “As a result, the company recognized charges to Cost of Goods Sold in the fourth quarter of 2022 of approximately $2.0 million related to the write-off of a portion of our legacy product inventory. Without this charge, gross margin would have been 68% in the quarter.”

Operating expenses for the fourth quarter of 2022 were $94.6 million, compared to $95.3 million in the fourth quarter of 2021. Litigation-related legal expenses were $1.2 million for the fourth quarter of 2022, compared to $6.1 million in the fourth quarter of 2021. The company also incurred restructuring charges of approximately $0.7 million in the fourth quarter of 2022, and expects to incur an additional approximately $0.3 million of restructuring charges in the first quarter of 2023.

Net loss from operations for the fourth quarter of 2022 was $19.4 million, compared to a loss of $26.2 million in the fourth quarter of 2021. Non-GAAP adjusted EBITDA for the fourth quarter of 2022 was a loss of $1.4 million, compared to a loss of $7.5 million in the fourth quarter of 2021. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses, certain litigation charges and credits and other adjustments such as restructuring charges. Please see the financial table below for GAAP to non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $374.4 million as of December 31, 2022, a decrease of $12.5 million from September 30, 2022.

Full-Year 2022 Financial Results

Nevro's full-year 2022 worldwide revenue was $406.4 million, an increase of 5% as reported or an increase of 7% on a constant currency basis, compared to $386.9 million for full-year 2021. Worldwide revenue for 2022 includes approximately $48.0 million of PDN indication sales, compared to $5.7 million for full-year 2021. U.S. revenue was $348.2 million, reflecting growth of 7% over $326.2 million in the prior year period. International revenue was $58.2 million, a decrease of 4% as reported or an increase of 6% on a constant currency basis, compared to $60.7 million in the prior year period. Please see financial statements for additional full-year 2022 results and GAAP to non-GAAP reconciliations.

First Quarter and Full-Year 2023 Guidance

The company’s guidance assumes the full year of 2023 will see steady improvement in provider capacity due primarily to a decrease in healthcare facility staffing challenges as well as no changes in macro-economic factors that would materially impact a patient’s willingness or ability to seek elective care.

Page | 2

Nevro expects first quarter of 2023 worldwide revenue of approximately $94 million to $96 million, representing growth of 7% to 9% over prior year, or 9% to 11% on a constant currency basis. Assuming foreign currency exchange rates hold at current levels, this guidance includes a negative currency impact for the first quarter of 2023 of approximately $1.3 million versus prior year. Given the magnitude of our quarterly PDN contribution, we now expect this segment to reflect similar Q1 seasonality to the larger SCS market. Thus, PDN indication sales in the first quarter of 2023 are expected to be approximately 15% to 20% below the fourth quarter of 2022 and then expected to grow sequentially each quarter for the remainder of 2023 given the underlying strong momentum in this indication.

The company expects first quarter of 2023 non-GAAP adjusted EBITDA to be a loss of approximately $19 million to $20 million. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses, certain litigation charges and credits and other adjustments such as restructuring charges. Please see financial tables for GAAP to non-GAAP reconciliations.

The company continues to expect full-year 2023 worldwide revenue of approximately $445 million to $455 million, representing growth of 10% to 12% over prior year, or 10% to 13% on a constant currency basis. Assuming foreign currency exchange rates hold at current levels, this guidance includes a negative currency impact for the full year of 2023 of approximately $2.2 million versus prior year. This full-year 2023 guidance includes approximately $75 million to $85 million of PDN indication sales, an increase of 56% to 77% over prior year.

The company expects full-year 2023 non-GAAP adjusted EBITDA to be a loss of approximately $5 million to $10 million, which compares to a non-GAAP adjusted EBITDA loss of $23.8 million in 2022. Please see financial tables for GAAP to non-GAAP reconciliations.

An investor presentation for the company’s fourth quarter 2022 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today. Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using Conference ID: 3583097. A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com. The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Senza®, Senza II®, Senza Omnia™, and HFX iQ™ are the only SCS systems that deliver Nevro’s proprietary 10 kHz Therapy™. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their

Page | 3

pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

*Senza HFX iQ™ uses a fixed set of instructions to provide optimized treatment recommendations that utilize direct patient input from assessments on pain and quality of life measures.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our first quarter and full-year 2023 financial guidance, including our expectations for PDN indication sales in 2023; our belief that the building blocks are now in place for attractive growth and leverage going forward, and the challenges to our market will gradually but steadily continue to improve throughout 2023 and beyond; and the company’s expectation of a full market launch of HFX iQ and a meaningful shift in mix to the HFX iQ product throughout 2023. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K to be filed, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro's operating results for the fourth quarter and full year ended December 31, 2022 are not necessarily indicative of our operating results for any future periods.

Page | 4

Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)
Revenue	$113,844	$102,760	$406,365	$386,905
Cost of revenue	38,605	33,628	129,998	120,863
Gross profit	75,239	69,132	276,367	266,042
Operating expenses:
Research and development	13,947	12,709	53,065	47,665
Sales, general and administrative	80,650	82,638	322,138	309,311
Certain litigation charges (credits)	—	—	(105,000)	20,000
Total operating expenses	94,597	95,347	270,203	376,976
Income (loss) from operations	(19,358)	(26,215)	6,164	(110,934)
Other income (expense):
Interest income (expense), net	855	(3,698)	(2,411)	(19,078)
Other income (expense), net	(333)	(299)	511	(814)
Income (loss) before income taxes	(18,836)	(30,212)	4,264	(130,826)
Provision for (benefit from) income taxes	356	(78)	1,263	534
Net income (loss)	(19,192)	(30,134)	3,001	(131,360)
Changes in foreign currency translation adjustment	1,626	182	(1,667)	(469)
Changes in gains (losses) on short-term investments	321	(366)	(1,063)	(493)
Net change in other comprehensive loss	1,947	(184)	(2,730)	(962)
Comprehensive loss	$(17,245)	$(30,318)	$271	$(132,322)
Net income (loss) per common share
Basic	$(0.54)	$(0.86)	$0.08	$(3.77)
Diluted	$(0.54)	$(0.86)	$0.08	$(3.77)
Weighted average shares used to compute net loss per share
Basic	35,474,998	34,968,172	35,317,644	34,823,258
Diluted	35,474,998	34,968,172	35,525,255	34,823,258

Page | 5

Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2022	2021

Assets
Current assets
Cash and cash equivalents	$120,373	$34,710
Short-term investments	254,012	327,317
Accounts receivable, net	78,930	70,475
Inventories, net	99,638	93,517
Prepaid expenses and other current assets	9,984	5,185
Total current assets	562,937	531,204
Property and equipment, net	22,271	20,664
Operating lease assets	13,430	17,577
Other assets	3,164	4,493
Restricted cash	606	606
Total assets	$602,408	$574,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$26,849	$31,999
Accrued liabilities and other	52,363	50,204
Total current liabilities	79,212	82,203
Long-term debt	186,867	151,310
Long-term operating lease liabilities	10,296	15,402
Other long-term liabilities	2,157	22,013
Total liabilities	278,532	270,928
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 36,203,423 and 35,709,570 shares issued at December 31, 2022 and 2021, respectively; 35,520,507 and 35,026,654 shares outstanding at December 31, 2022 and 2021, respectively	35	35
Additional paid-in capital	934,132	928,138
Accumulated other comprehensive loss	(3,094)	(364)
Accumulated deficit	(607,197)	(624,193)
Total stockholders’ equity	323,876	303,616
Total liabilities and stockholders’ equity	$602,408	$574,544

Page | 6

Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net income (loss), as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)
GAAP Net loss	$(19,192)	$(30,134)	$3,001	$(131,360)
Non-GAAP Adjustments:
Interest (income) expense, net	(855)	3,698	2,411	19,078
Provision for income taxes	356	(78)	1,263	534
Depreciation and amortization	1,563	1,453	6,343	5,044
Stock-based compensation expense	14,806	11,457	56,798	44,365
Certain litigation charges (credits)	—	—	(105,000)	20,000
Litigation related expenses	1,176	6,091	10,689	25,152
Restructuring charges	705	—	705	—
Adjusted EBITDA	$(1,441)	$(7,513)	$(23,790)	$(17,187)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	March 31, 2023		December 31, 2023
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net Loss	$(38,900)	$(37,900)	$(88,000)	$(83,000)
Non-GAAP Adjustments	18,900	18,900	78,000	78,000
Adjusted EBITDA	$(20,000)	$(19,000)	$(10,000)	$(5,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

•
Stock-based compensation expense – The company excludes non-cash costs related to the company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.
•
Certain litigation charges (credits) – The company excludes certain non-recurring litigation charges (credits) associated with patent litigation legal judgement and settlement, which management considers not related to the underlying operating performance of the business.
•
Litigation-related expenses – The company excludes legal and professional fees as well as charges and credits associated with certain legal matters, which management considers not related to the underlying operating performance of the business.

Page | 7

•
Restructuring charges – The company excludes charges incurred as a direct result of restructuring programs, such as salaries and other compensation-related expenses.

Full-year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

###

Page | 8